Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES SECOND QUARTER 2015 CONSOLIDATED FINANCIAL RESULTS

August 5, 2015 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW) today announced its consolidated financial results for the second quarter (“Q2”) and six months (“1H”) ended June 30, 2015.
Second Quarter 2015 Summary

•	Revenue of $66.9 million, compared to $103.1 million in the second quarter of last year

•	Gross profit, excluding depreciation expense, decreased 3.8% to $21.0 million, compared to $21.8 million in Q2 2014

•	Gross margin, excluding depreciation expense, of 31.4%, up from 21.2% last year

•	Adjusted EBITDA increased to $13.2 million, up from $13.0 million in Q2 2014

•	Adjusted EBITDA margin of 19.8%, up from 12.6% last year

•	Diluted EPS of $0.14, up from $(0.01) in Q2 2014

•	Operating cash flow of $17.2 million, up significantly from $2.2 million last year

•	Contracted backlog of $54.0 million through 2016, not including the recently announced $47.0 million ocean-bottom marine project award, and $809.2 million of bids outstanding

•	Cash balance of $27.2 million and undrawn revolver on June 30, 2015
Brian Beatty, President and CEO of SAE, commented, “We are very pleased with our performance during the second quarter and first half of the year. While our revenues were down compared to last year, we produced considerably stronger levels of cash flow and earnings. As targeted in our 2015 objectives, our second quarter performance was the result of our increased emphasis on improving margins and maximizing our return on capital, which enabled us to generate and sustain record levels of cash flow through our cost reduction measures, streamlined processes and disciplined business development efforts. Additionally, our last two quarters also represent the strength of our Alaskan and ocean-bottom marine markets.”
Mr. Beatty continued, “As we continue to experience success in many of our niche markets, we remain cognizant of the challenging industry landscape. Despite the pressures many of our competitors continue to face, we are beginning to see signs of improved visibility in certain regions where we have experienced decreased activity of late, such as South America. We are progressing in meaningful discussions with our core customers about programs we believe could materialize soon in this region. As supported by this positive reversal in South America, our strong performance in Alaska and our growing presence in the ocean-bottom marine market, we believe our core markets continue to represent attractive return profiles for our customers.”

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Mr. Beatty further commented, “We remain optimistic in our ability to preserve our improved margins and continue generating positive cash flow through the remainder of 2015. Our backlog consists of high quality contracts with stable and well-capitalized customers and our flexible asset-light model continues to position SAE uniquely within a sector plagued with underutilized equipment. Our cash on hand of $27 million, together with our undrawn revolver, the completion of our formal headcount reduction program, and our limited need for organically-funded capital expenditures, has strengthened our current liquidity profile.”
Mr. Beatty concluded, “Our management team is one of the most experienced in our industry. There are numerous methods to increasing the value of our company, as demonstrated by our first half results. We are excited about the potential earnings power that can be achieved through the application of our new streamlined cost structure once the backdrop normalizes and activity levels increase. We also continue to focus on expanding our expertise and service into other end markets, which we expect to increase our cash flow potential in the future. We are confident that our focus on high-return markets driven by distinctive factors, along with our competitive and strategic positioning, should continue to result in improved financial performance and long-term value for our stakeholders as we use our extensive experience to navigate a difficult time in our industry.”
Second Quarter 2015 Financial Results
Revenues decreased 35.2% to $66.9 million from $103.1 million in Q2 2014. The decrease in revenue was primarily the result of reduced exploration activity in South America when compared to corresponding activity levels in Q2 2014. However, Alaska and ocean-bottom marine activity were strong contributors during the quarter, with the latter generating minimal revenue in the same period last year.
Gross profit decreased 12.0% to $16.2 million, or 24.2% of revenues, compared to a gross profit of $18.4 million, or 17.8% of revenues, in Q2 2014. Gross profit for Q2 2015 and Q2 2014 included depreciation expense of $4.8 million and $3.4 million, respectively. Excluding depreciation expense, gross margins for Q2 2015 and Q2 2014 were 31.4% and 21.2%, respectively. The year-over-year decrease in gross profit was primarily the result of reduced revenue. However, the increase in gross profit margin was due to improved operational execution and newly implemented process optimization measures.
Selling, general and administrative expenses (“SG&A”) decreased 16.6% during the quarter to $8.7 million, or 13.1% of revenues, compared to $10.5 million, or 10.1% of revenues, in Q2 2014. SG&A in Q2 2015 included approximately $0.4 million of one-time severance costs related to the Company’s workforce reduction program. Adjusting for this amount, SAE’s recurring SG&A for Q2 2015 was approximately $8.3 million, or 12.5% of revenue.
Net income attributable to the Corporation for the quarter was $2.1 million, or $0.14 per diluted share, compared to a net loss of $(0.1) million, or $(0.01) per diluted share, in Q2 2014. Net income was primarily impacted by the following factors in Q2 2015:

•	Lower SG&A expenses; and

•	Lower other expense primarily due to 2014 charge for change in fair value of note payable to Former SAE Stockholders; partially offset by

•	Severance costs related to the Company’s workforce reduction program.
Adjusted EBITDA increased 1.7% to $13.2 million, or 19.8% of revenues, compared to $13.0 million, or 12.6% of revenues, in Q2 2014.

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Capital expenditures for the quarter were $0.6 million, compared to $2.3 million in Q2 2014. The capital expenditures during Q2 2015 were invested to enhance SAE’s data processing software. Most repair and maintenance costs incurred during the quarter were expensed at the project level.
First Half 2015 Financial Results
Revenues decreased 23.2% to $146.5 million from $190.8 million in 1H 2014. The decrease in revenue was primarily the result of reduced exploration activity in South America when compared to corresponding activity levels in 1H 2014. Additionally, overall oil and gas activity in Canada remained at depressed levels during the first quarter. However, Alaska and ocean-bottom marine experienced significant growth during the first half of 2015.
Gross profit decreased 2.4% to $37.2 million, or 25.4% of revenues, from a gross profit of $38.1 million, or 20.0% of revenues, in 1H 2014. Gross profit for 1H 2015 and 1H 2014 included depreciation expense of $9.2 million and $7.0 million, respectively. Excluding depreciation expense, gross margins for 1H 2015 and 1H 2014 were 31.7% and 23.6%, respectively. The year-over-year decrease in gross profit was the result of lower revenues.
SG&A decreased 12.9% during the first half of the year to $17.6 million, or 12.0% of revenues, compared to $20.2 million, or 10.6% of revenues, in 1H 2014. SG&A in 1H 2015 included approximately $1.0 million of one-time severance costs related to the Company’s workforce reduction program. Adjusting for this amount, SAE’s recurring SG&A for 1H 2015 was approximately $16.6 million, or 11.3% of revenue.
Net income attributable to the Corporation was $3.3 million, or $0.22 per diluted share, compared to net income of $0.6 million, or $0.04 per diluted share, in 1H 2014. Net income was primarily impacted by the following factors in 1H 2015:

•	Lower SG&A expenses;

•	Lower other expense primarily due to 2014 charge for change in fair value of note payable to Former SAE Stockholders; and

•	Proportionately lower provision for income taxes; partially offset by

•	Substantially higher unrealized loss on foreign currency transactions; and

•	Severance costs related to the Company’s workforce reduction program.
Adjusted EBITDA increased 12.3% to $30.3 million, or 20.7% of revenues, compared to $27.0 million, or 14.1% of revenues, in 1H 2014.
Capital expenditures for the first half of the year were $4.9 million, compared to $4.4 million in 1H 2014. The capital expenditures during 1H 2015 were primarily invested to complete the equipment purchase in Alaska related to the Company’s North Slope operations. Most repair and maintenance costs incurred during the period were expensed at the project level. Of the total capital expenditures recorded, approximately $2.4 million were expenditures incurred and accrued in Q4 2014, but paid for in Q1 2015 with the proceeds from the Company’s senior secured notes issuance in July 2014. Organic cash, or cash derived from operating activities, used to fund capital expenditures during 1H 2015 was approximately $2.5 million. SAE continues to expect total organically-funded capital expenditures in 2015 to be under $5.0 million.
On June 30, 2015, cash and cash equivalents totaled $27.2 million, working capital was $43.7 million, and total stockholders’ deficit was $(25.6) million. Further, on June 30, 2015, total long-term debt, excluding capital leases, was $150.0 million and no amounts were drawn under the Company’s $20.0 million revolving credit facility.

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Contracted Backlog
As of June 30, 2015, SAE’s backlog was $54.0 million, which does not include the recently announced $47.0 million ocean-bottom marine project award. Bids outstanding on the same date totaled $809.2 million. Approximately 88% of the backlog represents land-based projects, with the balance attributed to ocean-bottom marine projects. The Company expects approximately 36% of the projects in its backlog on June 30, 2015 to be completed during the last six months of 2015, with the remainder in 2016.
However, the estimations of backlog composition and the realization from the backlog above do not reflect the timing associated with the recently announced $47.0 million ocean-bottom marine project award, which is scheduled for completion in 2H 2015. The estimations of realization from the backlog can be impacted by a number of factors, including customer delays or cancellations, permitting or project delays and environmental conditions.
Investor Conference Call
SAE will host a conference call on Thursday, August 6, 2015 at 9:00 a.m. Eastern Time to discuss the Company’s consolidated financial results for the second quarter and first six months ended June 30, 2015. Participants can access the conference call by dialing (855) 433-0934 (toll-free) or (484) 756-4291 (international). The Company will also offer a live webcast of the conference call on the Investors section of its website at www.saexploration.com.
To listen live via the Company’s website, please go to the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. A replay of the webcast for the conference call will be archived on the Company’s website and can be accessed by visiting the Investors section of SAE’s website.
About SAExploration Holdings, Inc.
SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America and Southeast Asia. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths up to 3,000 meters, SAE offers a full suite of logistical support and in-field processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil, New Zealand and Malaysia. For more information, please visit SAE’s website at www.saexploration.com.
The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.
Forward Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements can be identified by the use of words or phrases such as "believes," "estimates," "expects," "intends," "anticipates," "projects," "plans to," "will," "should" and variations of these words or similar words. These forward-looking statements may include statements regarding SAE’s financial condition, results of

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operations and business and SAE’s expectations or beliefs concerning future periods. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those stated in this release. These risks and uncertainties include fluctuations in the levels of exploration and development activity in the oil and gas industry, intense industry competition, a limited number of customers, the need to manage rapid growth, delays, reductions or cancellations of service contracts, operational disruptions due to seasonality, weather and other external factors, crew productivity, the availability of capital resources, high levels of indebtedness, substantial international business exposing SAE to currency fluctuations and global factors including economic, political and military uncertainties, the need to comply with diverse and complex laws and regulations, and other risks incorporated by reference to SAE’s filings with the Securities and Exchange Commission. Certain risks and uncertainties related to SAE’s business are or will be described in greater detail in SAE’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.
Contact
SAExploration Holdings, Inc.
Ryan Abney
Vice President, Capital Markets & Investor Relations
(281) 258-4409
rabney@saexploration.com

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue from services	$66,865	$103,141	$146,543	$190,803
Costs of services excluding depreciation and amortization expense	45,889	81,326	100,160	145,754
Depreciation and amortization expense included in costs of services	4,794	3,434	9,194	6,960
Gross profit	16,182	18,381	37,189	38,089
Selling, general and administrative expenses	8,737	10,481	17,613	20,210
Income from operations	7,445	7,900	19,576	17,879
Other income (expense):
Change in fair value of notes payable to Former SAE stockholders	—	(4,587)	—	(5,094)
Interest expense, net	(4,344)	(4,141)	(8,677)	(8,171)
Foreign exchange gain (loss), net	510	494	(1,931)	200
Other, net	(185)	545	(378)	693
Total other expense	(4,019)	(7,689)	(10,986)	(12,372)
Income before income taxes	3,426	211	8,590	5,507
Provision (benefit) for income taxes	271	(550)	1,490	3,262
Net income	3,155	761	7,100	2,245
Less: net income attributable to non-controlling interest	1,059	907	3,833	1,693
Net income (loss) attributable to the Corporation	$2,096	$(146)	$3,267	$552

Basic and diluted earnings per share:
Weighted average basic shares outstanding	14,922	14,871	14,922	14,512
Earnings (loss) per share – basic	$0.14	$(0.010)	$0.22	$0.04
Weighted average diluted shares outstanding	14,922	14,871	14,922	14,871
Earnings (loss) per share – diluted	$0.14	$(0.010)	$0.22	$0.04

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CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	June 30, 2015	December 31, 2014
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$27,179	$12,322
Restricted cash	560	723
Accounts receivable, net	54,668	73,584
Deferred costs on contracts	685	4,631
Prepaid expenses	7,373	17,037
Deferred income tax assets	493	520
Total current assets	90,958	108,817
Property and equipment, net of accumulated depreciation of $54,225 and $46,112	69,543	77,096
Intangible assets, net of accumulated amortization of $492 and $441	937	1,050
Goodwill	1,861	1,977
Deferred loan issuance costs, net	6,015	6,826
Deferred income tax assets	8,275	8,027
Other assets	150	—
Total assets	$177,739	$203,793
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$24,615	$34,255
Accrued liabilities	15,662	19,554
Income and other taxes payable	5,149	20,261
Equipment note payable	843	1,654
Current portion of capital leases	353	460
Deferred revenue	—	187
Deferred income tax liabilities	587	587
Total current liabilities	47,209	76,958
Senior secured notes	150,000	150,000
Long-term portion of capital leases	118	185
Deferred income tax liabilities	5,987	5,731
Total liabilities	203,314	232,874
Commitments and Contingencies
Stockholders’ deficit:
Preferred stock	—	—
Common stock, $0.0001 par value, 55,000 shares authorized, 14,922 shares issued and outstanding at June 30, 2015 and December 31, 2014	2	2
Additional paid-in capital	28,192	28,185
Accumulated deficit	(52,997)	(56,264)
Accumulated other comprehensive loss	(4,605)	(4,362)
Total stockholders’ deficit attributable to the Corporation	(29,408)	(32,439)
Non-controlling interest	3,833	3,358
Total stockholders’ deficit	(25,575)	(29,081)
Total liabilities and stockholders’ deficit	$177,739	$203,793

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CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$3,155	$761	$7,100	$2,245
Foreign currency translation gain (loss)	(338)	839	(243)	213
Total comprehensive income	2,817	1,600	6,857	2,458
Less: comprehensive income attributable to non-controlling interest	1,059	907	3,833	1,693
Total comprehensive income attributable to the Corporation	$1,758	$693	$3,024	$765

CONSOLIDATED REVENUES BY REGION
(Unaudited)
(In thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2015	%	2014	%	2015	%	2014	%

North America	$39,968	59.8%	$48,342	46.9%	$101,486	69.3%	$79,941	41.9%
South America	1,482	2.2%	54,799	53.1%	19,642	13.4%	110,112	57.7%
Southeast Asia	25,415	38.0%	—	—	25,415	17.3%	750	0.4%
Total revenue	$66,865		$103,141		$146,543		$190,803

RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In thousands)

We use an adjusted form of EBITDA to measure period over period performance, which is not derived in accordance with GAAP. Adjusted EBITDA is defined as net income plus interest expense, less interest income, plus unrealized loss on change in fair value of notes payable to Former SAE stockholders, plus income taxes, plus depreciation and amortization, plus non-recurring major expenses outside of operations, plus non-recurring one-time expenses and foreign exchange gain or loss. Our management uses Adjusted EBITDA as a supplemental financial measure to assess: (i) the financial performance of our assets without regard to financing methods, capital structures, taxes, historical cost basis or non-recurring expenses; (ii) our liquidity and operating performance over time in relation to other companies that own similar assets and calculate EBITDA in a similar manner; and (iii) the ability of our assets to generate cash sufficient to pay potential interest cost. We consider Adjusted EBITDA as presented below to be the primary measure of period-over-period changes in our operational cash flow performance.

The terms EBITDA and Adjusted EBITDA are not defined under GAAP, and we acknowledge that these terms are not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. When assessing our operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income, cash flow from operating activities or other cash flow data calculated in accordance with GAAP. In addition, our calculation of Adjusted EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA or similarly titled measures in the same manner. Further, the results presented by Adjusted EBITDA cannot be achieved without incurring the costs that the measure excludes.

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The computation of our Adjusted EBITDA from net income (loss), the most directly comparable GAAP financial measure, is provided in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$3,155	$761	$7,100	$2,245
Depreciation and amortization (1)	4,947	3,693	9,498	7,546
Interest expense, net	4,344	4,141	8,677	8,171
Provision (benefit) for income taxes	271	(550)	1,490	3,262
Change in fair value of notes payable to related parties (2)	—	4,587	—	5,094
Foreign exchange (gain) loss, net (3)	(510)	(494)	1,931	(200)
Non-recurring expenses (4)(5)	1,029	876	1,625	876
Adjusted EBITDA	$13,236	$13,014	$30,321	$26,994

(1)    Additional depreciation and amortization expenses not related to the cost of services were incurred during the three months ended June 30, 2015 and June 30, 2014 in the amount of $153 and $259, respectively, and during the six months ended June 30, 2015 and June 30, 2014 in the amount of $304 and $586, respectively.
(2)    The note payable to Former SAE stockholders was recorded at fair value as described in the Notes to SAE’s condensed consolidated financial statements filed with the SEC. All amounts outstanding under the note payable to Former SAE stockholders were repaid on July 2, 2014 from the proceeds of the issuance of the senior secured notes and the promissory note was cancelled.
(3)    Foreign exchange (gain) loss, net includes the effect of both realized and unrealized foreign exchange transactions.
(4)    Non-recurring expenses during the three and six months ended June 30, 2015 primarily consisted of severance costs associated with SAE’s workforce reduction program.
(5)    Non-recurring expenses during the three and six months ended June 30, 2014 primarily consisted of the settlement of disputed fees with a former financial advisor.

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